Exhibit 10.2

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of March 12, 2019, is entered into between Team R n’ B Wisconsin, LLC, a Wisconsin limited liability company (the “Seller”) and Famous Dave’s RIBS, Inc., a Minnesota corporation (“Buyer”).

RECITALS

WHEREAS,  Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the rights of Seller to the Purchased Assets (as defined herein), subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I Purchase and Sale

Section 1.01 Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title and interest in the assets (including vehicles as listed) set forth on Section 1.01 of the disclosure schedules (“Disclosure Schedules”) attached hereto (the “Scheduled Assets”).  In addition, Buyer shall purchase from Seller all current and useful unexpired inventory (including liquor inventory, food and food supplies, beverages, condiments, paper supplies, cleaning supplies, uniforms, smallwares and other operating supplies) of Seller held for use or sale by Seller as of the Closing in connection with the operation of the Famous Dave’s® restaurants located at 900 South Park Street, Madison, WI 53715 (the “Madison Site”), 5077 South 27th Street, Greenfield, WI, 53221(the “Greenfield Site”), and 4505 Canal Avenue, Grandville, MI 49418 (the “Grandville Site” with the Madison Site and the Greenfield Site collectively the “Sites” or individually a “Site”) (collectively, “Restaurant Inventory”) and all cash drawer and petty cash amounts remaining at the Sites as of Closing (the “Purchased Cash,” and together with the Scheduled Assets and the Restaurant Inventory, the “Purchased Assets”).  Seller is conveying the Purchased Assets to Buyer and Buyer is purchasing the Purchased Assets free and clear of any mortgage, pledge, lien, charge, security interest, claim or other encumbrance (“Encumbrance”).

Section 1.02 Assumption of Liabilities. Except for the gift card liability for the Sites, which amount shall be as reported by Givex/SVS, certain equipment leases the Buyer wishes to assume as listed on Section 1.02 of the Disclosure Schedule, and obligations under the lease of the Madison Site accruing post-closing (the “Assumed Liability”), Buyer shall not assume any liabilities or obligations of Seller of any kind, whether known or unknown, contingent, matured or otherwise, whether currently existing or hereinafter created (“Excluded Liability”).

Section 1.03 Purchase Price. The aggregate purchase price for the Purchased Assets shall be $68,982.00 plus the assumption by Buyer of the Assumed Liability, plus an amount equal to the book value of the Restaurant Inventory, as reflected on Seller’s most recent unaudited financial statement as of the Closing Date, plus Purchased Cash.  Buyer shall pay Seller for Restaurant Inventory and the Purchased Cash within 10 days of the Closing Date.

Buyer shall pay Seller the other elements of the Purchase Price as of Closing. The Buyer reserves the right to withhold any amount of the Purchase Price to satisfy any amounts outstanding from the Seller to the Buyer or Buyer’s Parent, as defined below, prior to Closing.

Section 1.04 Allocation of Purchase Price. Seller and Buyer agree to allocate the Purchase Price among the Purchased Assets for all purposes (including tax and financial accounting) as agreed by their respective accountants, negotiating in good faith on their behalf. Buyer and Seller shall file all tax returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation and each party shall execute and timely file a Form 8594 consistent with the Purchase Price allocation, after exchanging mutually acceptable drafts of such form (and any equivalent state, municipal, county, local, foreign, or other tax forms).

Section 1.05 Withholding Tax. Buyer shall be entitled to deduct and withhold from the Purchase Price all taxes that Buyer may be required to deduct and withhold under any applicable tax law. All such withheld amounts shall be treated as delivered to Seller hereunder.  Currently no withholding of taxes is anticipated by the parties to this Agreement.

Section 1.06 Prorations.  Rent paid by Seller, pursuant to the Leases being assigned by this Agreement, for the month in which the Closing occurs shall be prorated and Seller shall be entitled to reimbursement of that portion of the month following at Closing.

ARTICLE II Closing

Section 2.01 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on April [1], 2019, or as soon as legally available thereafter for the Buyer to run the restaurants in the same manner as the Seller (the “Closing Date”), by electronic exchange of signed documents. The consummation of the transactions contemplated by this Agreement shall be deemed to occur at 12:01 a.m. on the Closing Date.

Section 2.02 Closing Deliverables.
(a) At the Closing, Seller shall deliver to the Buyer the following:

(i) a bill of sale in form and substance satisfactory to Buyer and duly executed by Seller, transferring the Purchased Assets to Buyer and blank endorsed vehicle titles in a form acceptable to the Buyer;

(ii) if available at the time of Closing, or as soon as practical after Closing, an executed lease with the Buyer and landlord or an Assignment and Assumption of Lease in form and substance satisfactory to Buyer for the Madison Site which releases the Seller from any continuing obligation of the Seller under the lease of the Madison Site (the “Assignment and Assumption of Lease”) and leases duly executed by the Seller for the Greenfield Site and the Grandville Site (collectively the “Leases”);

(iii) an Interim Management Agreement in form and substance satisfactory to Buyer (the “Interim Management Agreement”) and duly executed by the Seller, if required for the transfer of the Transferred Permits as referred to in Section 3.024 to the Buyer;

(iv) copies of all consents, approvals, waivers and authorizations referred to in Section 3.02 of the Disclosure Schedule as well as those required to transfer the Transferred Permits as referred to in Section 3.024 of the Disclosure Schedule;

(v) a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that Seller is not a foreign person within the meaning of Section 1445 of the Internal Revenue Code duly executed by Seller;

(vi) an amendment to the current Franchise Agreement relating to the restaurant operated by the Seller in Grand Chute Wisconsin, lowering the franchise fee to 2.5% for the balance of the current term of the Famous Dave’s Franchise Agreement executed by the Seller and also effective for the first five (5) years of the extension of said Franchise Agreement effective commencing in December of 2021 (the “Franchise Amendment”);

(vii) a certificate of the Secretary or Assistant Secretary (or equivalent officer or manager) of Seller certifying as to (A) the resolutions of the members of Seller, duly adopted and in effect, which authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby; and (B) the names and signatures of the officers or managers of Seller authorized to sign this Agreement and the documents to be delivered hereunder; and

(viii) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.
(b) At the Closing, Buyer shall deliver to Seller the following:

(i) the amount of the Purchase Price payable at Closing by wire of immediately available funds to an account designated by the Seller minus (1) any amounts which will be delivered to vendors of the Seller or to the Seller for any amounts due or necessary to carry on the business between the date of this Agreement and the Closing as set forth in Section 1.03 or; (2) any amounts the Seller owes to the Buyer.

(ii) if available at the time of Closing, the Assignment and Assumption of Lease or lease for the Madison Site duly executed by Buyer;
(iii) Leases executed by the Buyer;

(iv) the Interim Management Agreement duly executed by the Buyer, if required for the transfer of the Transferred Permits as referred to in Section 3.024 to the Buyer;
(v) the Franchise Amendment executed by the Buyer’s Parent;
(vi) a release of any liability or obligations under the franchise agreements entered into between Famous Dave’s of America, Inc., the (“Buyer’s Parent”), and Seller;
(vii) a release executed by the Buyer’s Parent permitting the Seller to cease operations of its restaurant located in Pleasant Prairie, Wisconsin;
(viii) copies of all consents and authorizations referred to in Section 4.02 of the Disclosure Schedules; and
(ix) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Seller, as may be required to give effect to this Agreement.
ARTICLE III Representations and warranties of seller

Seller represents and warrants to Buyer that the statements contained in this ARTICLE III are true and correct as of the date hereof. For purposes of this ARTICLE III, “Seller’s knowledge,” “knowledge of Seller” and any similar phrases shall mean the actual or constructive knowledge of any member of Seller, after due inquiry.

Section 3.01 Organization and Authority of Seller;  Enforceability. Each Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Wisconsin. Seller has full power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance by Seller of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Seller.  This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.

Section 3.02 No Conflicts;  Consents. Except as set forth in Section 3.02 of the Disclosure Schedules, the execution, delivery and performance by Seller of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the certificate of incorporation, by-laws or other organizational documents of Seller;  (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller or the Purchased Assets;  (c) conflict with, or result in (with or without notice or lapse of time or both)

any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any contract or other instrument to which Seller is a party or to which any of the Purchased Assets are subject; or (d) result in the creation or imposition of any Encumbrance on the Purchased Assets. No consent, approval, waiver or authorization is required to be obtained by Seller from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby.

Section 3.03 Title to Purchased Assets. Seller owns and has good title to the Purchased Assets, free and clear of Encumbrances.  Prior to Closing, the Buyer shall have the ability to inspect the physical character of the Purchased Assets.  THE SELLER EXPRESSLY WARRANTS THAT AT THE TIME OF CLOSING, THE PURCHASED ASSETS ARE FREE AND CLEAR OF ENCUMBRANCES. The Purchased Assets will be conveyed in “AS IS, WHERE IS” condition, with all defects, latent or patent.  THE BUYER EXPRESSLY AGREES THAT EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT, THERE ARE AND SHALL BE NO IMPLIED WARRANTIES OF MERCHANTABILITY, HABITABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OF ANY OTHER KIND ARISING OUT OF THIS AGREEMENT, AND THERE ARE NO WARRANTIES WHICH EXTEND BEYOND THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT.

Section 3.04 Permits. Section 3.04 of the Disclosure Schedules lists all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained from governmental authorities included in the Purchased Assets (the “Transferred Permits”). The Transferred Permits are valid and in full force and effect. All fees and charges with respect to such Transferred Permits as of the date hereof have been paid in full. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Transferred Permit.

Section 3.05 Non-foreign Status. Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.
Section 3.06 Compliance With Laws Seller has complied, and is now complying, with all applicable federal, state and local laws and regulations applicable to ownership and use of the Purchased Assets.

Section 3.07 Legal Proceedings. There is no claim, action, suit, proceeding or governmental investigation (“Action”) of any nature pending or, to Seller’s knowledge, threatened against or by Seller (a) relating to or affecting the Purchased Assets; or (b) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

Section 3.08 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

Section 3.09 Full Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading. The Seller shall assist the Buyer in any remaining documentation or audit requirements the Buyer may request.

Section 3.10 General Release and Covenant Not to Sue.

(a) The Seller, their successors and the current and former owners, shareholders, directors, officers, employees, agents, attorneys, representatives, and insurers of said corporations, firms, associations, partnerships, and entities, and their guardians, successors, assigns, heirs, executors, and administrators hereby IRREVOCABLY AND UNCONDITIONALLY RELEASES, ACQUITS, AND FOREVER DISCHARGES Famous Dave’s of America, Inc. and the Buyer from any and all claims, complaints, grievances, liabilities, obligations, promises, agreements, damages, causes of action, rights, debts, demands, controversies, costs, losses, and expenses(including attorneys' fees and expenses) whatsoever other than any arising under this Agreement or Famous Dave’s of America, Inc. under the respective franchise agreements, under any municipal, local, state, or federal law, common or statutory, including, but in no way limited to, claims arising under the Agreement or the franchise agreements for any actions or omissions whatsoever, whether known or unknown and whether connected with the franchise agreements or which existed or may have existed prior to, or contemporaneously with, the execution of this Agreement.

(b) Buyer’s Parent, their successors and the current and former owners, shareholders, directors, officers, employees, agents, attorneys, representatives, and insurers of said corporations, firms, associations, partnerships, and entities, and their guardians, successors, assigns, heirs, executors, and administrators hereby IRREVOCABLY AND UNCONDITIONALLY RELEASES, ACQUITS, AND FOREVER DISCHARGES the Seller from any and all claims, complaints, grievances, liabilities, obligations, promises, agreements, damages, causes of action, rights, debts, demands, controversies, costs, losses, and expenses(including attorneys' fees and expenses) that arise under the respective franchise agreements.

ARTICLE IV Representations and warranties of buyer

Buyer represents and warrants to Seller that the statements contained in this ARTICLE IV are true and correct as of the date hereof. For purposes of this ARTICLE IV, “Buyer’s knowledge,” “knowledge of Buyer” and any similar phrases shall mean the actual knowledge of any officer of Buyer, with no duty of inquiry.

Section 4.01 Organization and Authority of Buyer; Enforceability. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Minnesota. Buyer has full corporate power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer.  This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

Section 4.02 No Conflicts;  Consents. Except as set forth in Section 4.02 of the Disclosure Schedules, the execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the certificate of incorporation, by-laws or other organizational documents of Buyer; or (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer. No consent, approval, waiver or authorization is required to be obtained by Buyer from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby.

Section 4.03 Legal Proceedings. There is no Action of any nature pending or, to Buyer’s knowledge, threatened against or by Buyer that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

Section 4.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

ARTICLE V Covenants

Section 5.01 Public Announcements. Unless otherwise required by applicable law or stock exchange requirements, neither party shall make any public announcements regarding this Agreement or the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed).

Section 5.02 Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer.

Section 5.03 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the documents to be delivered hereunder shall be borne and paid by Seller when due, with the exception of any sales or transfer taxes related to the sale and purchase of vehicles which tax shall be borne by the Buyer. Seller shall, at its own expense, timely file any tax return or other document with respect to such taxes or fees (Buyer shall file any required forms regarding the transfer of the title of vehicles and shall cooperate with respect thereto as necessary).

Section 5.04 Further Assurances; Transfer of Intoxicating Beverage Inventory.

(a) Following the Closing, each of the parties hereto shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the documents to be delivered hereunder.

(b) On the date on which Buyer receives a liquor license for the sale of intoxicating beverages at each of the Sites, which is anticipated to be [March 25, 2019], Seller shall deliver to Buyer a Bill of Sale for all inventory of Liquor Inventory located at or intended to be used at such premises, and as of the date of conveyance, the Liquor Inventory shall be considered Purchased Assets hereunder. The parties to this Agreement acknowledge that due to the eclectic requirements of various liquor licensing authorities each Site may have varying closing dates.  The parties to this Agreement will document same in amendments to this Agreement when known and as required.

Section 5.05 Non-Compete with Buyer. As consideration for entering into this Agreement, Seller shall agree to enter into a restrictive covenants in a form acceptable to Buyer, agreeing not to: (i) compete with Famous Dave’s© Restaurant for a period of three years after the closing within five miles of any current Famous Dave’s© Restaurant, on their own account or as an employee, principal, agent, independent contractor, consultant, affiliate, licensee, partner officer, director or owner of any other person, firm, Entity, partnership or corporation, own, operate, lease, franchise, conduct, engage in, be connected with, have any interest in or assist any person or entity engaged in any full or quick service Barbecue-Style Restaurant which is located within five miles of the Sellers, within five miles of any other Famous Dave's© Restaurant, or within any exclusive area granted by Famous Dave's or any affiliate of Famous Dave's pursuant to a Development Agreement or other territorial agreement  following the closing by not opening a restaurant that resembles a barbeque themed restaurant with offerings that include, but not limited to, smoked pork ribs, smoked brisket, corn muffins and barbeque beans, and (ii) hire or solicit any employee of the Business or encourage any such employee to leave such employment for a period of one year following the closing.

Section 5.06 Mutual Non-Disparagement. Subject to applicable law, each of the parties covenants and agrees that neither it nor any of its respective agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors, will in any way publicly disparage, call into disrepute, defame, slander or otherwise criticize the other parties or such other parties' subsidiaries, affiliates, successors, assigns, officers (including any current officer of a party or a parties' subsidiaries who no longer serves in such capacity following the execution of this Agreement), directors (including any current director of a party or a parties' subsidiaries who no longer serves in such capacity following the execution of this Agreement), employees, shareholders, agents, attorneys or representatives, or any of their products or services, in any manner that would damage the business or reputation of such other parties, their products or services or their subsidiaries, affiliates, successors, assigns, officers (or former officers), directors (or former directors), employees, shareholders, agents, attorneys or representatives.

ARTICLE VI Indemnification

Section 6.01 Survival. All representations, warranties, covenants and agreements contained herein and all related rights to indemnification shall survive the Closing as follows: (i)  with respect to any claim by the Seller or Buyer against the other party based on a claim made or action brought by a third party, for the same period as the applicable statute of limitations with respect to such claim or action; and (ii) with respect to any claim by the Seller or Buyer against the other party not based on such a claim or action, for a period of six (6) months, provided further that either parties’ liability for all claim(s) made by the other party shall be limited to the sum of $1,000,000.00 and shall be based on either party’s actual loss(es) within such six (6) month period.

Section 6.02 Indemnification by Seller. Seller shall, jointly and severally, defend, indemnify and hold harmless Buyer, its affiliates and their respective stockholders, directors, officers and employees from and against all claims, judgments, damages, liabilities, settlements, losses, costs and expenses, including attorneys’ fees and disbursements, arising from or relating to:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or any document to be delivered hereunder;
(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement or any document to be delivered hereunder; or
(c) any Excluded Asset or Excluded Liability.

Section 6.03 Indemnification by Buyer. Buyer shall defend, indemnify and hold harmless Seller, its affiliates and their respective stockholders, directors, officers and employees from and against all claims, judgments, damages, liabilities, settlements, losses, costs and expenses, including attorneys’ fees and disbursements, arising from or relating to:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or any document to be delivered hereunder;
(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement or any document to be delivered hereunder;
(c) the Assumed Liability; or

(d) ownership or use of the Purchased Assets by the Buyer arising after the Closing.

Section 6.04 Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the “Indemnified Party”) shall promptly provide written notice of such claim to the other party (the “Indemnifying Party”). In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a person or entity who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including, but not limited to, settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any Action without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed).

Section 6.05 Tax Treatment of Indemnification Payments. All indemnification payments made by Seller under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for tax purposes, unless otherwise required by law.

Section 6.06 Effect of Investigation. Buyer’s right to indemnification or other remedy based on the representations, warranties, covenants and agreements of Seller contained herein will not be affected by any investigation conducted by Buyer with respect to, or any knowledge acquired by Buyer at any time, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement.

Section 6.07 Cumulative Remedies. The rights and remedies provided in this ARTICLE VI are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

ARTICLE VII Miscellaneous
Section 7.01 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 7.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.02):

If to Seller:	Team R n’ B Wisconsin LLC Attn: Tom Purdy 6600 N Ballard Road Appleton, WI 54913
If to Buyer:	FAMOUS DAVE’S RIBS, INC. 12701 Whitewater Drive, Suite 190 Minnetonka, MN 55343 Facsimile:(952) 294-1301 Attention:Corporate Counsel

Section 7.03 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 7.04 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

Section 7.05 Entire Agreement. This Agreement and the documents to be delivered hereunder constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and the documents to be delivered hereunder, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 7.06 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 7.07 No Third-party Beneficiaries. Except as provided in ARTICLE VI, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.08 Amendment and Modification. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto.

Section 7.09 Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 7.10 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule (whether of the State of Minnesota or any other jurisdiction).

Section 7.11 Submission to Jurisdiction. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the State of Minnesota in each case located in the city of Minneapolis and county of Hennepin, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

Section 7.12 Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 7.13 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 7.14 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

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TEAM R N’ B WISCONSIN LLC
By:	/s/ Thomas Purdy
Name:	Thomas Purdy
Title:	Managing Member
FAMOUS DAVE’S RIBS, INC.

By:	/s/ Paul M. Malazita
Name:	Paul M. Malazita
Title:	Chief Financial Officer